Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Amendment #1 to the Registration Statement on Form S-1/A (File No. 333-277212) of our audit report dated February 15, 2024, with respect to the consolidated balance sheets of Yuengling’s Ice Cream Corporation as of October 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended October 31, 2023.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

May 2, 2024